Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES NAMES BILL HAMLIN

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

CHARLOTTE, NC, June 5, 2013 – Horizon Lines, Inc. (OTCQB: HRZL), one of the nation’s leading domestic ocean shipping companies, today announced that William A. Hamlin has been named Executive Vice President and Chief Operating Officer.

In his new role, Mr. Hamlin will continue to report to Sam Woodward, President and Chief Executive Officer. Mr. Hamlin joined Horizon Lines in March 2011 as Senior Vice President of Operations. His responsibilities include ocean transportation services, inland transportation, terminals, equipment management, maintenance, network management, labor relations, security, safety and environmental.

“Bill has successfully managed our company’s complex operating environment since joining Horizon Lines just over two years ago,” Mr. Woodward said. “He came to us as a widely respected industry executive and has continued to demonstrate strong leadership and clear vision during his tenure here. He has earned the confidence and trust of his colleagues and is the best person to lead operations as we strive to attain our vision of the future.”

Mr. Hamlin joined Horizon Lines from Jamian McElroy & Hamlin, LLC, a consulting firm specializing in transportation and infrastructure, domestic and international security and environmental issues. He served as a partner at the firm from 2009 to 2011.

Prior to that, Mr. Hamlin held various executive positions with Norwegian Cruise Line Holdings Ltd., which he joined in 2004. During his tenure, he was responsible for fleet operations and new builds, and he led the project team in France that built the $1.2 billion Norwegian Epic, the second-largest cruise ship ever built at that time.

From 1999 to 2004, Mr. Hamlin worked for APL Ltd., where he rose to President of APL’s Americas Region after serving as Vice President of Operations, with responsibility for all port, equipment and inland transportation for the Americas. He also served as President of the company’s Eagle Marine Services, with responsibility for operations of four West Coast U.S. terminals in Los Angeles, Oakland, Seattle and Dutch Harbor, Alaska.

Horizon Names Hamlin EVP and COO	Page 2 of 2

Mr. Hamlin is a graduate of the University of Maine, and he began his career taking a position in Saudi Arabia. He held several positions in international trade and transportation in Riyadh and Jeddah before joining U.S. Lines in 1984, where he was stationed in both Saudi Arabia and Brazil.

In 1986, Mr. Hamlin joined Horizon Lines’ predecessor, Sea-Land Service, Inc. During his tenure with Sea-Land, Mr. Hamlin’s responsibilities included managing the global container and chassis fleet, as well as rail and truck operations. He was Vice President, Transportation and Equipment Operations when he left Sea-Land in 1999 to join APL.

Mr. Hamlin has served on the board of directors of the Pacific Maritime Association and the Pacific Merchant Shipping Association, as well as the North America Maritime Ministry Association and the Ocean Carrier Equipment Management Association. He is a current board member of the University of Denver Intermodal Transportation Institute.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 14 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

# # #